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                                                                    Exhibit 5.1
                        TESTA, HURWITZ & THIBEAULT, LLP

                                 July 19, 1996

Individual, Inc.
8 New England Executive Park West
Burlington, MA 01803

  Re:Registration Statement on Form S-1
  Relating to 1,514,309 Shares of Common Stock

Dear Sir or Madam:

  This opinion relates to an aggregate of 1,514,309 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Individual, Inc. (the "Company"), which are being registered for resale pursuant to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 19, 1996 (the "Registration Statement") via EDGAR.

  The Shares covered by the Registration Statement were issued to the former stockholders of FreeLoader, Inc. ("FreeLoader") on June 28, 1996 upon the consummation of the Company's acquisition of FreeLoader pursuant to the Agreement and Plan of Reorganization dated as of May 30, 1996 among the Company, FL Merger Corp., a wholly-owned subsidiary of the Company, FreeLoader and certain stockholders of FreeLoader.

  We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate for purposes of this opinion.

  Based upon and subject to the foregoing and such other investigation as we have deemed necessary, we are of the opinion that the Shares have been duly authorized and legally issued and are fully paid and nonassessable.

  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                          Very truly yours,

                                          TESTA, HURWITZ & THIBEAULT, LLP